Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Five Star Quality Care, Inc. 2001 Stock Option and Stock Incentive Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements of Five Star Quality Care, Inc. and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 3, 2009